EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 23, 2009
PAYCHEX, INC. REPORTS FIRST QUARTER RESULTS
September 23, 2009
FIRST QUARTER FISCAL 2010 HIGHLIGHTS
•	Total service revenue decreased 5% to $486.5 million.

•	Total revenue was $500.2 million.

•	Operating income decreased 14% to $189.9 million, as interest on funds held for clients decreased 43%.

•	Operating income excluding interest on funds held for clients decreased 11% to $176.2 million.

•	Net income and diluted earnings per share decreased 17% to $123.6 million and $0.34 per share, respectively.
     ROCHESTER, NY, September 23, 2009 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $500.2 million for the three months ended August 31, 2009 (the “first quarter”), a decrease of 6% from $534.1 million for the same period last year. Net income and diluted earnings per share decreased 17% to $123.6 million and $0.34 per share, respectively.
     “The weak economic conditions, credit crisis in the financial markets, and extremely low investment rates of return that we experienced during fiscal 2009 continue to challenge our financial results for fiscal 2010. While we have not seen improvement in any of our key indicators, we have not seen any significant deterioration either. On a positive note, this is the first quarter in the last four sequential quarters that we have not had a noticeable decline in checks per client. The largest sequential decline in fiscal 2009 peaked in the third quarter at 2.2%,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     “We have remained steadfast in providing excellent customer service and investing in our business, while continuing to control expenses. Our financial position remains strong with significant cash and total corporate investments and no debt as of August 31, 2009,” added Mr. Judge.
     Payroll service revenue decreased 6% to $354.4 million for the first quarter from the same period last year. Weak economic conditions negatively impacted our client growth, check volume, and revenue per check. Our checks per client decreased 5.0% for the first quarter compared to the same period last year. Our client base growth has been adversely impacted by weak new business starts and continued client losses from companies going out of business.
     Human Resource Services revenue increased 1% to $132.1 million for the first quarter from the same period last year. Contributing to Human Resource Services revenue growth in the quarter, as compared to the same quarter last year are: an increase of 4% for comprehensive human resource outsourcing services client employees served to 463,000; an increase of 10% for comprehensive human resource outsourcing services clients to 18,000; and an increase of 5% for workers’ compensation insurance clients to 78,000 as of August 31, 2009. In addition, health and benefits services revenue grew 39% in the first quarter compared to the same period last year.
     The asset value of retirement services client employees’ funds increased 2% year-over-year to $9.6 billion as of August 31, 2009 (up 34% compared to our lowest fiscal 2009 asset value of $7.2 billion as of February 28, 2009), due to retirement plans converting with existing assets. However, the shift in the mix of assets in the retirement services client employees’ funds to investments earning lower fees from external fund managers has generated lower revenue than the same quarter last year. The impact from weak economic conditions on our payroll client base has nearly offset our revenue growth from Human Resource Services, as these ancillary services are most often provided to our payroll clients. The most significant impacts have been to retirement services and comprehensive human resource outsourcing services revenue.

     Total expenses decreased 1% to $310.3 million for the first quarter compared to the same period last year. This decline is primarily due to overall cost control measures and stable headcount, offset slightly by costs related to continued investment in key areas of our sales force and our technological infrastructure.
     For the first quarter, our operating income was $189.9 million, a decrease of 14% from the same period last year. Operating income excluding interest on funds held for clients (see Note 1 on page 3 for further description) decreased 11% to $176.2 million for the first quarter as compared to $197.4 million for the same period last year.

	For the three months ended
	August 31,
$ in millions	2009	2008	% Change
Operating income	$189.9	$221.6	(14%)
Excluding interest on funds held for clients	(13.7)	(24.2)	(43%)

Operating income excluding interest on funds held for clients	$176.2	$197.4	(11%)
     We continue to follow our investment strategy of maximizing liquidity and protecting principal. With the turmoil in the financial markets, this translates to significantly lower yields on high quality instruments, impacting our income earned on funds held for clients and corporate investments. We are seeing gradual improvements in liquidity for high quality money market securities and are beginning to explore opportunities to invest a portion of the short-term portfolio in investments other than United States (“U.S.”) agency discount notes.
     For the first quarter, interest on funds held for clients decreased 43% to $13.7 million due to lower average interest rates earned and lower average investment balances. Average investment balances for funds held for clients decreased 10% for the first quarter compared to the prior year period. This decline was a result of overall economic factors, which have negatively impacted our client base, and the impact of the American Recovery and Reinvestment Act of 2009 (the “2009 economic stimulus package”) generating lower tax withholdings for client employees. Investment income decreased 70% to $0.9 million, primarily due to lower average interest rates earned, offset by higher average investment balances resulting from investment of cash generated from operations.
     Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2009	2008
Average investment balances:
Funds held for clients	$2,907.2	$3,220.1
Corporate investments	$618.4	$484.5

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.8%	3.0%
Corporate investments	0.7%	2.6%

Net realized gains:
Funds held for clients	$0.3	$0.3
Corporate investments	$—	$—
     Our exposure has been limited in the current investment environment as the result of our policies of investing in primarily high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting the amounts that can be invested in any single issuer. All the investments we held as of August 31, 2009 are traded in active markets. In the current investment market, our primary short-term investment vehicle is U.S. agency discount notes. We have not and do not utilize derivative financial instruments to manage interest rate risk.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $68.6 million as of August 31, 2009, compared with a net unrealized gain of $66.7 million as of May 31, 2009. During the first quarter of fiscal 2010, the net unrealized gain on our investment portfolios ranged from $55.1 million to $76.7 million. The net unrealized gain on our investment portfolios was approximately $74.8 million as of September 18, 2009.

OUTLOOK
     Our outlook for the fiscal year ending May 31, 2010 (“fiscal 2010”) reflects the impact of current economic and financial conditions, and assumes these conditions will continue through the remainder of the fiscal year. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. Comparisons to the prior year are expected to improve in the second half of fiscal 2010.
     Projected changes in revenue and net income for fiscal 2010 are as follows:

	Low		High
Payroll service revenue	(7%)	—	(5%)
Human Resource Services revenue	3%	—	6%
Total service revenue	(5%)	—	(2%)
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	(5%)	—	(2%)
Investment income, net	(35%)	—	(30%)
Net income	(12%)	—	(10%)
     Operating income excluding interest on funds held for clients as a percentage of service revenue is expected to range from 34% to 35% for fiscal 2010. The effective income tax rate is expected to approximate 35% throughout fiscal 2010. The higher tax rate in fiscal 2010 is driven by higher state income tax rates resulting from state legislative changes.
     Interest on funds held for clients and investment income for fiscal 2010 are expected to be impacted by interest rate volatility. Interest on funds held for clients will be further impacted by a projected 7% decline in average invested balances, with most of the effect in the first half of fiscal 2010. This decline is largely the result of the 2009 economic stimulus package generating lower tax withholdings for client employees.
     Based upon current interest rate and economic conditions, we expect interest on funds held for clients and investment income to (decrease)/increase by the following amounts in the remaining respective quarters of fiscal 2010:

	Interest on funds held	Investment income,
Fiscal 2010	for clients	net
Second quarter	(35%)	(40%)
Third quarter	(20%)	10%
Fourth quarter	(15%)	50%
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income excluding interest on funds held for clients, which is a non-GAAP measure. We believe operating income excluding interest on funds held for clients is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. Operating income excluding interest on funds held for clients is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 24, 2009 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 554,000 payroll clients nationwide as of May 31, 2009. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of penalties and losses resulting from errors and omissions in performing services;

•	the possible inability of our clients to meet their payroll obligations;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended
	August 31,
	2009	2008	% Change
Revenue:
Payroll service revenue	$354,421	$378,458	(6%)
Human Resource Services revenue	132,070	131,409	1%

Total service revenue	486,491	509,867	(5%)
Interest on funds held for clients (1)	13,723	24,218	(43%)

Total revenue	500,214	534,085	(6%)

Expenses:
Operating expenses	163,346	168,468	(3%)
Selling, general and administrative expenses	147,001	144,032	2%

Total expenses	310,347	312,500	(1%)

Operating income	189,867	221,585	(14%)

Investment income, net (1)	905	3,051	(70%)

Income before income taxes	190,772	224,636	(15%)

Income taxes	67,152	75,927	(12%)

Net income	$123,620	$148,709	(17%)

Basic earnings per share	$0.34	$0.41	(17%)

Diluted earnings per share	$0.34	$0.41	(17%)

Weighted-average common shares outstanding	361,208	360,629

Weighted-average common shares outstanding, assuming dilution	361,362	361,040

Cash dividends per common share	$0.31	$0.31	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	August 31,	May 31,
	2009	2009
ASSETS
Cash and cash equivalents	$315,323	$472,769
Corporate investments	13,853	19,710
Interest receivable	23,189	27,722
Accounts receivable, net of allowance for doubtful accounts	201,330	177,958
Deferred income taxes	4,099	10,180
Prepaid income taxes	—	2,198
Prepaid expenses and other current assets	28,564	27,913

Current assets before funds held for clients	586,358	738,450
Funds held for clients	3,017,511	3,501,376

Total current assets	3,603,869	4,239,826
Long-term corporate investments	304,874	82,234
Property and equipment, net of accumulated depreciation	268,317	274,530
Intangible assets, net of accumulated amortization	75,510	76,641
Goodwill	433,316	433,316
Deferred income taxes	17,706	16,487
Other long-term assets	4,151	4,381

Total assets	$4,707,743	$5,127,415

LIABILITIES
Accounts payable	$33,301	$37,334
Accrued compensation and related items	125,102	135,064
Deferred revenue	9,596	9,542
Accrued income taxes	58,223	—
Deferred income taxes	17,794	17,159
Litigation reserve	20,378	20,411
Other current liabilities	43,020	44,704

Current liabilities before client fund obligations	307,414	264,214
Client fund obligations	2,952,240	3,437,679

Total current liabilities	3,259,654	3,701,893
Accrued income taxes	26,155	25,730
Deferred income taxes	13,041	12,773
Other long-term liabilities	44,031	45,541

Total liabilities	3,342,881	3,785,937

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600,000 shares; Issued and outstanding: 361,382 shares as of August 31, 2009 and 360,976 shares as of May 31, 2009, respectively	3,614	3,610
Additional paid-in capital	478,681	466,427
Retained earnings	839,366	829,501
Accumulated other comprehensive income	43,201	41,940

Total stockholders’ equity	1,364,862	1,341,478

Total liabilities and stockholders’ equity	$4,707,743	$5,127,415

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the three months ended
	August 31,	August 31,
	2009	2008
OPERATING ACTIVITIES
Net income	$123,620	$148,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	21,627	20,687
Amortization of premiums and discounts on available-for-sale securities	7,974	6,537
Stock-based compensation costs	6,725	6,922
Provision for deferred income taxes	4,222	6,422
Provision for allowance for doubtful accounts	945	464
Net realized gains on sales of available-for-sale securities	(285)	(300)
Changes in operating assets and liabilities:
Interest receivable	4,533	4,906
Accounts receivable	(24,317)	(12,906)
Prepaid expenses and other current assets	1,547	10,782
Accounts payable and other current liabilities	41,324	23,275
Net change in other assets and liabilities	(1,297)	(947)

Net cash provided by operating activities	186,618	214,551

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(336,555)	(13,140,530)
Proceeds from sales and maturities of available-for-sale securities	175,244	12,508,552
Net change in funds held for clients’ money market securities and other cash equivalents	423,092	599,586
Purchases of property and equipment	(10,139)	(16,207)
Purchases of other assets	(4,118)	(1,274)

Net cash provided by/(used in) investing activities	247,524	(49,873)

FINANCING ACTIVITIES
Net change in client fund obligations	(485,439)	(160,536)
Dividends paid	(112,112)	(111,904)
Proceeds from and excess tax benefit related to exercise of stock options	5,963	5,107

Net cash used in financing activities	(591,588)	(267,333)

Decrease in cash and cash equivalents	(157,446)	(102,655)
Cash and cash equivalents, beginning of period	472,769	164,237

Cash and cash equivalents, end of period	$315,323	$61,582